Exhibit 23.11

CONSENT OF Jean-Francois Dupont

I consent to the incorporation by reference in the Registration Statement on Form F-3 and the related prospectus of certain information that I have prepared or reviewed as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 included in Agnico Eagle Mines Limited’s Annual Report on Form 40-F for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 25, 2024. I also consent to the reference to my name under the heading “Experts” in such prospectus.

August 28, 2024

/s/ Jean-François Dupont
Jean-François Dupont
Manager, Metallurgy